Exhibit 99.1

ELITE PHARMACEUTICALS FILES ITS FORM 10K
FOR THE FISCAL YEAR ENDED MARCH 31, 2008 WITH THE SEC

NORTHVALE, N.J.—July 8, 2008 --Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI), a specialty pharmaceutical company focused primarily on developing and commercializing proprietary abuse resistant, extended release pain management products, filed its annual report on Form 10-K for the fiscal year ended March 31, 2008 (the “Form 10-K”) with the Securities and Exchange Commission. The Company’s revenues for the fiscal year ended March 31, 2008 were $1,413,119, an increase of $269,278 or approximately 24% over revenues for the prior year. The revenue increase was primarily due to the first full year of revenues from Lodrane 24D®,the Company’s second commercial product, which was launched in the later part of the fiscal year ended March 31, 2007.

     The Company’s net loss for the fiscal year ended March 31, 2008 was $13,893,060 compared to $11,803,512 for the fiscal year ended March 31, 2007. The increase in losses resulted primarily from the Company’s decision not to continue to fund Novel Laboratories, Inc. (“Novel”), and, as a result, incurred losses from discontinued operations of $2,979,600 for the fiscal year ending March 31, 2008. The decision not to continue to fund Novel also required the Company to restate its prior year’s financial statements, which are set forth in the Form 10-K.

Management Strategies Being Implemented

The Company noted that subsequent to the end of the fiscal year ended March 31, 2008, its management team had begun to implement a series of strategic initiatives to improve Elite’s financial performance, strengthen its product development and manufacturing capabilities, and position its businesses to capture growth opportunities in the pharmaceutical marketplace. Among the key strategic initiatives are the following:

  Proceeding with preparation for the Phase III clinical trial for ELI-216, the Company’s abuse deterrent oxycodone HCl product containing naltrexone HCl as an opioid antagonist. The Company recently reached an agreement with the FDA on the Special Protocol Assessment for its Phase III clinical trials. Additionally, Elite has been scaling up its abuse resistant oxycodone product, ELI-216, and its once daily oxycodone (without naltrexone) product, ELI-154, to commercial size batches. The Company’s clinical programs are overseen by Dr. Stuart Apfel, Elite’s Chief Scientific Officer and Chief Medical Officer, who has extensive clinical experience in pain management using extended release opioid products. Previously, he was an Associate Professor of Neurology at the Albert Einstein College of Medicine and Director of Medical Research at Purdue Pharma.

  Strengthening Elite’s technical supervisory team by the addition of an experienced Director of Manufacturing, Mr. Andrew Ameye, previously of Warner-Lambert and Wyeth Pharmaceuticals, and an experienced Director of Quality Assurance and Compliance, Bettina Kaplan, previously of Purdue Pharma, Sharp Corporation and Hoffmann-La Roche. At the same time, Elite has reduced its total number of employees from 41 to 34, which allows Elite to continue to meet its commercial manufacturing and clinical scale-up activities related to its pain management products while conserving cash for use in other areas.
  Growing the market for the two Lodrane® products for which Elite received approximately $1.4 million in revenue for the fiscal year ended March 31, 2008. Since the launch of Lodrane 24D®, Elite’s second product, Elite has experienced quarter over quarter sales growth of approximately 30% from the first quarter to last fiscal quarter ended March 31, 2008, for the combined products. Based on this growth, the Company expects to see a significant increase in the revenue from the Lodrane 24® and Lodrane 24D® products in fiscal 2009.
  Continuing to develop and commercialize controlled release products through current and future partnerships (such as the Company’s current partnership with ECR Pharmaceuticals for Lodrane 24® and Lodrane 24D®). In addition to its partnership with ECR, Elite has a co-development agreement with The PharmaNetwork, under which an ANDA was recently filed with the FDA for an undisclosed generic pain management product with branded product sales of approximately $40 million and a co-development agreement with IntelliPharmaCeutics, which relates to the development of a generic product with branded product sales of approximately $3.3 billion in 2007.
  Strengthening the Company’s intellectual property, including the prosecution of Elite’s primary patents relating to the once daily technology and the abuse resistance technology and the preparation of additional patent applications to broaden its intellectual property and to create a family of patents for both technologies.

10-K Filing

The Company’s annual report on Form 10-K for the fiscal year ended March 31, 2008 contains an unqualified opinion on the financial statements from the Company’s auditors, Miller, Ellin & Company LLP. The independent auditor’s report contains an explanatory paragraph regarding the Company’s ability to continue as a growing concern as of March 31, 2008.

Management Comments

“Over the past several months, we have made significant progress as we continue to advance our lead pain compounds through the regulatory process. I believe that we are uniquely positioned with our once-a-day abuse resistant oxycodone utilizing a pharmacological approach. We are taking great care and exerted every effort to design and execute a phase III clinical protocol to ensure the highest possible probability of success in the regulatory approval process” said Bernard Berk, Chairman and CEO of Elite.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals www.elitepharma.com is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has two products currently being sold commercially and a pipeline of five drug products under development in the therapeutic areas that include pain management, allergy and infection. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contacts:

Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com